As filed with the Securities and Exchange Commission on February 22, 2008
Registration No. 333-92883

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Ventana Medical Systems, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware		94-2976937
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification Number)
1910 Innovation Drive Tucson, AZ 85755 (520) 887-2155
(Address or Principal Executive Offices) (Zip Code)

1998 NONSTATUTORY STOCK OPTION PLAN (Full Title of the Plan(s))

Ventana Medical Systems, Inc. 1910 Innovation Drive Tucson, AZ 85755 (520) 887-2155
(Name and Address of Agent for Service) (Telephone Number, Including Area Code, of Agent for Service)

RECENT EVENTS:  DEREGISTRATION

The Registration Statement on Form S-8 (Registration No. 333-92883) (the “Registration Statement”) of Ventana Medical Systems, Inc. (“Ventana”), pertaining to the registration of certain shares of Ventana’s common stock, par value $0.001 per share (“Ventana Common Stock”), issuable to eligible employees of Ventana under the 1998 Nonstatutory Stock Option Plan to which this Post-Effective Amendment No. 1 relates, was filed with the Securities and Exchange Commission on December 15, 1999.

Ventana, Roche Holdings, Inc. (“Roche”) and Rocket Acquisition Corporation, an indirect wholly owned subsidiary of Roche (“Merger Sub”), entered into an Agreement and Plan of Merger dated as of January 21, 2008, pursuant to which, among other things, Merger Sub would be merged with and into Ventana, Ventana would survive as a wholly owned subsidiary of Roche and each outstanding share of Ventana Common Stock would be converted into the right to receive $89.50 in cash (the “Merger”).

On February 19, 2008, Ventana effected the Merger pursuant to Section 253 of the General Corporation Law of the State of Delaware. The Merger became effective as specified in a Certificate of Merger filed with the Secretary of State of the State of Delaware on February 19, 2008 (the “Merger Date”).

As a result of the Merger, Ventana has terminated all offerings of Ventana Common Stock pursuant to its existing registration statements, including the Registration Statement.  In accordance with an undertaking made by Ventana in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Ventana Common Stock which remain unsold at the termination of the offering, Ventana hereby removes from registration all shares of Ventana Common Stock registered under the Registration Statement which remain unsold as of the Merger Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, on February 22, 2008.

VENTANA MEDICAL SYSTEMS, INC.

By:	/s/ Lawrence L. Mehren
	Name:	Lawrence L. Mehren
	Title:	Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons on February 22, 2008 in the capacities indicated.

Signature	Title

/s/ Christopher M. Gleeson	President and Chief Executive Officer (Principal Executive Officer)
Christopher M. Gleeson

/s/ Lawrence L. Mehren	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
Lawrence L. Mehren

/s/ Bruno Maier	Director
Bruno Maier

/s/ Christian Hebich	Director
Christian Hebich